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                                                                    Exhibit 8.1


                  [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]




                                    June 5, 1998



Great Lakes Merger Trust
823 Commerce Drive
Suite 300
Oak Brook, Illinois  60523


Ladies & Gentlemen:

          We have acted as special counsel to Great Lakes Merger Trust, a Maryland real estate investment trust (the "Trust"), in connection with the Trust's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on June 5, 1998 (the "Registration Statement") and the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") included therein. In connection with the Registration Statement, you have requested our opinion regarding certain federal income tax consequences of the planned merger (the "Merger") of Great Lakes REIT, Inc., a Maryland corporation (the "Company"), with and into the Trust pursuant to the Agreement and Plan of Merger, dated June 5, 1998 (the "Merger Agreement"), by and between the Trust and the Company.

          In connection with this opinion, we have assumed, with your consent, that (1) the Company will merge with and into the Trust, with the Trust being the surviving entity, (2) the Merger will be effected in accordance with the Merger Agreement and will qualify as a merger under the laws of the State of Maryland, (3) all the provisions of the Merger Agreement will be complied with, (4) the representations of the Company and the Trust in the Officer's Certificate of the Company and the Trust, dated June 5, 1998, and delivered to us, are true and correct on and as of the date hereof,
(5) under the Maryland General Corporation Law, the Company's stockholders will not be entitled to dissenters' rights of appraisal in connection with the Merger, and (6) there will be no change in any of the facts or representations material to this opinion between the date of this opinion and the Effective Time (as defined in the Merger Agreement).

          Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the existing, temporary and currently proposed Treasury Regulations promulgated thereunder, existing administrative rulings and practices of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change at any time. It should be noted that future legislative, judicial or administrative actions, decisions or interpretations, which may or may not be retroactive in effect, could materially affect our opinion.

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Great Lakes Merger Trust
June 5, 1998
Page 2


          Based upon and subject to the foregoing, as well as the limitations and qualifications set forth below, it is our opinion that:

          1. The Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

          2. The Merger will not adversely affect the ability of the Trust, as the successor in interest to the Company, to meet the requirements for qualification and taxation as a REIT under the Code and the Treasury Regulations promulgated thereunder for its current and subsequent taxable years.

          3. The discussion contained in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences of the Merger," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

          We have not considered and do not express any opinion as to any federal income tax consequence of the Merger other than those expressly stated above. We have also not considered and do not express any opinion with respect to the tax consequences of the Merger under any state, local or foreign tax law.

          An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position with respect to the conclusions set forth above.

          The opinion expressed in this letter takes into account laws, interpretations of laws, and facts known to us as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of laws or facts that come to our attention after that time.

          This opinion is being furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm under the captions "Certain Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy
Statement/Prospectus filed as a part of the Registration Statement.

                              Very truly yours,


                              /s/ Jones, Day, Reavis & Pogue